Exhibit 99

NEWS

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI International, Inc. Announces First Quarter Fiscal 2005 Financial Results

Higher Than Expected Gross Profit Margins and Lower Operating Expenses Offset the Impact of Lower Revenues

     MINNEAPOLIS (Dec. 21, 2004)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the first quarter of fiscal 2005 ended November 27, 2004.

     Sales for the first quarter of fiscal 2005 were $19.4 million, compared to $22.5 million for the same period of fiscal 2004. The Company’s loss for the first quarter of fiscal 2005 was $3.3 million, or $0.11 per share, compared to a net loss of $1.0 million or $0.03 per share for the first quarter of fiscal 2004. The first quarter of fiscal 2004 financial results included a $2.0 million gain, reported in other income, from the sale of Metron Technology common stock.

     “A number of our customers reacted quickly to the semiconductor device inventory build-up that occurred earlier this fall,” said Don Mitchell, FSI’s chairman and chief executive officer. “During the first quarter, certain customers requested shipment delays, while others delayed the placement of orders that we were anticipating; one customer canceled orders for two spray processing systems, and in a few cases we did not receive acceptance on products that customers were evaluating. However, customer-requested shipment delays had the most significant impact on our revenue level for the first quarter as we expected to ship and recognize revenue on certain orders during the quarter,” continued Mitchell.

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FSI International, Inc.
December 21, 2004
Page Two

     “Despite the overall weaker than expected orders and revenue during the quarter, we received a multi-unit ANTARES® CryoKinetic Cleaning System order, following a successful evaluation,” stated Mitchell. “Also, we received another ANTARES System evaluation order from a European microprocessor manufacturer and a follow-on ZETA® Batch Spray Processing System order from a major Korean customer for back-end-of-line applications. Finally, today we are announcing that we have received follow-on ZETA System orders from additional international customers,” concluded Mitchell.

Cash Position

     The Company used $8.3 million of net cash for operating activities during the first quarter of fiscal 2005. The cash usage in the quarter was related to the timing of shipments during the quarter and the increase in inventory that resulted from the requested shipment and order delays.

     As of today, the Company owns 1.5 million shares of Nortem N.V. (formerly Metron Technology N.V.) common stock at a cost basis of $0.94 per share, or $1.4 million in the aggregate. On November 27, 2004, we carried this investment as a marketable security valued at $6.6 million. On December 14, 2004, Applied Materials closed on the acquisition of substantially all of the assets of Metron Technology. We anticipate receiving approximately $7.0 million in cash distributions over the next six months as Nortem N.V. is liquidated.* We expect to record a gain of $4.0 to $5.0 million in the second quarter of fiscal 2005, depending upon the amount and timing of the initial distribution.*

     Our legacy POLARIS product group operates in a 162,000 square foot owned facility located in Allen, Texas. During the first quarter of fiscal 2005, we entered into a non-binding letter of intent to sell the facility and sublease back a portion of the space. We expect to close on this transaction in the second quarter of fiscal 2005.* We believe that this facility has a market value of $12 to $15 million,* and we carried the building and property, plant and equipment on the balance sheet at a value of approximately $8.0 million at the end of the first quarter.

     “Excluding any cash received from the transactions mentioned above, we expect to use $2.5 to $3.5 million of net cash for operating activities in the second quarter.* The cash will primarily be used to purchase inventory required for the anticipated placement of additional evaluation systems and an increase in accounts receivable from the expected increase in shipments in the second quarter,”* concluded Mitchell.

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FSI International, Inc.
December 21, 2004
Page Three

Balance Sheet

     The Company continues to maintain a strong balance sheet with approximately $134.0 million in assets, including $32.8 million in cash, restricted cash, cash equivalents and marketable securities. This includes $6.6 million of marketable securities associated with the Company’s investment in Nortem N.V. At the end of the first quarter, the Company had a current ratio of 3.5 to 1.0, no debt and a book value of $3.59 per share.

Outlook

     Based on the backlog and deferred revenue levels at the end of the first quarter and expected second quarter orders, the Company expects second quarter fiscal 2005 revenues to increase to $23 to $26 million.* Based upon the anticipated gross profit margins, the operating expense run rate and the gain on the Nortem N.V. initial distribution, the Company expects a net income in the $1.0 to $2.0 million range for the second quarter.* This excludes any gain on the possible sale of the Allen, Texas facility.*

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CT today over the Internet. The web cast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments® (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

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FSI International, Inc.
December 21, 2004
Page Four

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment.

FSI maintains a Web site at www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, the amount and timing of distributions expected from Nortem N.V. and the anticipated gain on the initial Nortem N.V. distribution, expected orders, revenues and net income and net cash used for operating activity for the second quarter of fiscal 2005, and the timing and terms of any sale of the Allen, Texas facility. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the change in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor; the success of the Company’s direct distribution organization; the success of negotiations with the potential buyer of the Allen, Texas facility, including reaching agreement on a number of significant terms; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2004 fiscal year. The Company assumes no duty to update the information in this press release.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	First Quarter Ended
	Nov. 27,	Nov. 29,
	2004	2003
Sales	$19,445	$22,491
Cost of goods sold	9,037	11,996

Gross margin	10,408	10,495
Selling, general and administrative expenses	8,466	8,307
Research and development expenses	5,422	5,540

Operating loss	(3,480)	(3,352)
Interest and other income, net	152	2,066

Loss before income taxes	(3,328)	(1,286)
Income tax	6	13

Loss before equity in earnings of affiliates	(3,334)	(1,299)
Equity in earnings of affiliates	58	284

Net loss	$(3,276)	$(1,015)

Net loss per share — basic	$(0.11)	(0.03)

Net loss per share — diluted	$(0.11)	$(0.03)

Weighted average common shares
Basic	29,943	29,656
Diluted	29,943	29,656

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Nov. 27,	Aug. 28,
	2004	2004
Assets
Current assets
Cash, restricted cash,
Cash equivalents and marketable securities	$32,835	$42,208
Receivables, net	20,502	22,272
Inventories	32,187	27,378
Other current assets	5,949	5,568

Total current assets	91,473	97,426
Property, plant and equipment, net	30,531	30,918
Investment in affiliate	8,173	7,744
Intangible assets, net	2,187	2,057
Other assets	1,652	1,652

Total assets	$134,016	$139,797

Liabilities and Stockholders Equity
Current liabilities
Trade accounts payable	$7,115	$9,470
Deferred profit*	3,276	3,096
Customer deposits	90	255
Accrued expenses	15,319	15,854

Total current liabilities	25,800	28,675
Long-term liabilities	750	750
Total stockholders’ equity	107,466	110,372

Total liabilities and stockholders’ equity	$134,016	$139,797

*Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Nov. 27,	Nov. 29,
	2004	2003
Sales by Area
United States	32%	64%
International	68%	36%
Cash Flow Statement
Capital expenditures	$596	$372
Depreciation	$982	$1,579
Amortization	$380	$566
Miscellaneous Data
Total employees, including contract	515	476
Book value per share	$3.59	$3.64
Shares outstanding	29,945	29,657

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